Nelnet Reports Third Quarter 2019 Results

LINCOLN, Neb., November 7, 2019 - Nelnet (NYSE: NNI) today reported GAAP net income of $33.2 million, or $0.83 per share, for the third quarter of 2019, compared with GAAP net income of $42.9 million, or $1.05 per share, for the same period a year ago.

Net income, excluding derivative market value adjustments1, was $37.5 million, or $0.94 per share, for the third quarter of 2019, compared with $46.9 million, or $1.14 per share, for the same period in 2018.

The decrease in net income for the three months ended September 30, 2019, as compared with the same period in 2018, was primarily due to:

•The recognition of $14.0 million ($10.7 million after tax, or $0.27 per share) of expenses during the third quarter of 2019 to extinguish debt securities prior to their contractual maturities; and

•A decrease in derivative settlements received by the company due to a decrease in the notional amount of derivatives outstanding used by the company to hedge loans earning fixed rate floor income.

These factors were partially offset by the contribution to net income from the company's Loan Servicing and Systems and Education Technology, Services, and Payment Processing operating segments.

"Our Nelnet teams continue to produce consistent operating results and performance through the first three quarters of 2019," said Jeff Noordhoek, chief executive officer of Nelnet. "Extinguishing certain securitizations early has been a great decision, we were able to refinance the loans with more favorable terms, earn better returns on the freed up capital, and generate additional liquidity that can be used to invest in superior customer experiences and long-term growth and diversification."

Nelnet operates four primary business segments, earning interest income on loans in its Asset Generation and Management segment and fee-based revenue in its Loan Servicing and Systems; Education Technology, Services, and Payment Processing; and Communications segments.

Asset Generation and Management (AGM)

Nelnet's average balance of loans in the third quarter of 2019 was $21.6 billion, compared with $23.0 billion for the same period in 2018. The company's AGM operating segment reported net interest income of $61.7 million for the three months ended September 30, 2019, compared with $59.2 million for the same period a year ago. Loan spread increased to 1.04 percent for the quarter ended September 30, 2019, compared with 0.90 percent for the same period in 2018.

The company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. The company's AGM operating segment recognized income from derivative settlements of $7.3 million during the third quarter of 2019, compared with income of $22.4 million for the same period in 2018. Derivative settlements for each applicable period should be evaluated with the company's net interest income. Net interest income and derivative settlements totaled $69.0 million and $81.6 million in the third quarter of 2019 and 2018, respectively. Core loan spread,2 which includes the impact of derivative settlements, decreased to 1.17 percent for the quarter ended September 30, 2019, compared with 1.30 percent for the same period in 2018.

Provision for loan losses was $10.0 million and $10.5 million for the three months ended September 30, 2019 and 2018, respectively. For federally insured loans, the provision for loan losses was $2.0 million and $8.0 million for the three months ended September 30, 2019 and 2018, respectively. Provision for loan losses for consumer loans increased to $8.0 million for the three months ended September 30, 2019, compared with $2.5 million for the same period in 2018, as a result of consumer loan purchases. The company purchased $113.3 million of consumer loans in the third quarter of 2019, compared with $42.8 million in the same period of 2018.
Subsequent to September 30, 2019, the company made the decision to sell $179.3 million (par value) of consumer loans and will recognize a gain in the fourth quarter of 2019 of $15.5 million ($11.8 million after tax, or $0.30 per share).

1 Net income, excluding derivative market value adjustments, is a non-GAAP measure. See "Non-GAAP Performance Measures" at the end of this press release and the "Non-GAAP Disclosures" section below for explanatory information and reconciliations of non-GAAP to GAAP financial information.

2 Core loan spread is a non-GAAP measure. See "Non-GAAP Performance Measures" at the end of this press release and the "Non-GAAP Disclosures" section below for explanatory information and reconciliations of non-GAAP to GAAP financial information.

Loan Servicing and Systems

On February 7, 2018, the company acquired Great Lakes Educational Loan Services, Inc. (Great Lakes). The operating results of Great Lakes are included in the company's Loan Servicing and Systems segment from the date of acquisition. Revenue from the Loan Servicing and Systems segment was $113.3 million for the third quarter of 2019, compared with $112.6 million for the same period in 2018. As of September 30, 2019, the company was servicing $474.9 billion in government-owned, Federal Family Education Loan (FFEL) Program, private education, and consumer loans, compared with $464.9 billion of loans serviced by the company as of September 30, 2018.

Net income for the Loan Servicing and Systems segment was $15.4 million for the three months ended September 30, 2019, compared with $10.0 million for the same period in 2018. For the three months ended September 30, 2019 and 2018, the before-tax operating margin (income before income taxes divided by revenue) from the Loan Servicing and Systems segment was 15.9 percent and 10.4 percent, respectively. The third quarter of 2018 included an impairment charge of $3.9 million ($3.0 million after tax). The remaining increase in operating margin was due primarily to efficiencies gained as a result of the completion of certain integration activities related to the Great Lakes acquisition.

Nelnet Servicing, LLC (Nelnet Servicing) and Great Lakes are two companies that have student loan servicing contracts awarded by the U.S. Department of Education's Office of Federal Student Aid (the Department) in June 2009 to provide servicing for loans owned by the Department. As of September 30, 2019, Nelnet Servicing was servicing $184.4 billion of student loans for 5.6 million borrowers under its contract, and Great Lakes was servicing $240.3 billion of student loans for 7.4 million borrowers under its contract. The servicing contracts with the Department previously provided for expiration on June 16, 2019. On May 15, 2019, Nelnet Servicing and Great Lakes each received a Modification of Contract from the Department pursuant to which the Department extended the expiration date of the current contracts to December 15, 2019.

The Department has a new federal student loan servicing contract procurement process in progress. On April 1, 2019 and October 4, 2019, the company responded to the transitional information technology platform component, and on August 1, 2019, the company responded to the business processing outsourcing component. In addition, the company is part of a team that has responded and intends to respond to various aspects of the third component (future state information technology platform). The company cannot predict the timing, nature, or outcome of these solicitations.

Education Technology, Services, and Payment Processing

On November 20, 2018, the company acquired Tuition Management Systems (TMS), a services company that offers tuition payment plans, billing services, payment technology solutions, and refund management to educational institutions. The TMS acquisition added 380 higher education schools and 170 K-12 schools to the company’s customer base. The results of TMS’ operations are reported in the company’s consolidated financial statements from the date of acquisition.
For the third quarter of 2019, revenue from the Education Technology, Services, and Payment Processing operating segment was $74.3 million, an increase of $15.8 million, or 27 percent, from the same period in 2018. The increase in revenue was due to the acquisition of TMS; growth in managed tuition payment plans, campus commerce customer transactions, and payments volume; and an increase in the number of customers using the operating segment's education and technology services.

Net income for the Education Technology, Services, and Payment Processing segment was $12.7 million for the three months ended September 30, 2019, compared with $7.6 million for the same period in 2018. For the three months ended September 30, 2019, before-tax operating margin (income before income taxes divided by net revenue) was 34.4 percent, compared with 25.4 percent for the same period of 2018. The increase in the before-tax operating margin was due to operating leverage and cost reductions resulting from the company's decision in October 2018 to terminate its investment in a proprietary payment processing platform.

Communications

Revenue from ALLO Communications was $16.5 million for the third quarter of 2019, compared with $11.8 million for the same period in 2018. The number of residential households served as of September 30, 2019, was 45,228, an increase of 12,699, or 39 percent, from the number of households served as of September 30, 2018. ALLO plans to continue to increase market share and revenue in its existing markets and is currently evaluating opportunities to expand to other communities in the Midwest.

During the second quarter of 2019, ALLO announced plans to expand its network to Breckenridge, Colorado, increasing households in current markets and newly announced markets to almost 160,000, of which over 137,000 are passed by ALLO's existing communications network as of September 30, 2019. ALLO incurred capital expenditures of $10.2 million during the three months ended September 30, 2019. The company currently anticipates total network expenditures during the fourth quarter of 2019 will be approximately $13 million; however, the amount of capital expenditures could change based on customer demand for ALLO's services.

For the third quarter of 2019, ALLO recognized a net loss of $7.2 million, compared with a net loss of $7.7 million for the same period in 2018. The company anticipates this operating segment will be dilutive to consolidated earnings as it continues to develop and add customers to its network in Lincoln, Nebraska and other communities, due to large upfront capital expenditures and associated depreciation and upfront customer acquisition costs.
ALLO's management uses earnings (loss) before interest, income taxes, depreciation, and amortization (EBITDA)3 to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. For the third quarter of 2019, ALLO reported positive EBITDA of $1.5 million, compared with $0.2 million for the same period in 2018.
Liquidity and Capital Activities

As of September 30, 2019, the company had $161.0 million in cash and cash equivalents and $52.6 million in available-for-sale investments, consisting primarily of student loan asset-backed securities. The company also has a $382.5 million unsecured line of credit. As of September 30, 2019, no amount was outstanding on the line of credit and $382.5 million was available for future use.
During the third quarter of 2019, the company extinguished $675.6 million of notes payable in certain asset-backed securitizations prior to the notes' contractual maturities, resulting in the release of $996.4 million in student loans and accrued interest receivable that were previously encumbered in the asset-backed securitizations. Upon extinguishment of the notes payable, the company refinanced the student loans, resulting in net cash proceeds of $311.5 million. The company used a portion of these proceeds to pay down the outstanding balance on its unsecured line of credit. To extinguish the notes, the company paid a premium of $12.6 million that was expensed by the company in the third quarter of 2019. In addition, the company wrote off $1.4 million of debt issuance costs. In total, the company recognized $14.0 million ($10.7 million after tax) in expenses in the third quarter of 2019 to extinguish these notes.
The cash proceeds generated by the debt extinguishments provide the company with increased liquidity and the opportunity to invest the previously underutilized capital at higher returns.
The company intends to use its liquidity position to capitalize on market opportunities, including: FFEL Program, private education, and consumer loan acquisitions; strategic acquisitions and investments; expansion of ALLO's communications network; and capital management initiatives, including stock repurchases, debt repurchases, and dividend distributions. The timing and size of these opportunities will vary and will have a direct impact on the company's cash and investment balances.
Board of Directors Declares Fourth Quarter Dividend
The Nelnet Board of Directors declared a fourth quarter cash dividend on the company's outstanding shares of Class A common stock and Class B common stock of $0.20 per share. The dividend will be paid on December 13, 2019 to shareholders of record at the close of business on November 29, 2019.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of federal securities laws. The words "anticipate," "continue," "expect," "future," "intend," "may," "plan," "predict," "scheduled," "will," and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks and uncertainties that may cause actual results or performance to differ materially from those expressed or implied by the forward-looking statements. Such risks include, but are not limited to: risks related to the company's loan portfolio, such as interest rate basis and repricing risk and changes in levels of student loan repayment or default rates; the use of derivatives to manage exposure to interest rate

3 EBITDA is a non-GAAP measure. See "Non-GAAP Performance Measures" at the end of this press release and the "Non-GAAP Disclosures" section below for explanatory information and reconciliations of non-GAAP to GAAP financial information.

fluctuations; the uncertain nature of the expected benefits from the acquisitions of Great Lakes and TMS in 2018, and the ability to successfully integrate technology, shared services, and other activities and successfully maintain and increase allocated volumes of student loans serviced by Nelnet Servicing and Great Lakes under existing and any future servicing contracts with the Department, which current contracts accounted for 30 percent of the company's revenue in 2018; risks to the company related to the Department's initiatives to procure new contracts for federal student loan servicing, including the risk that the company or company teams may not be successful in obtaining contracts; risks related to the development by the company of a new student loan servicing platform, including risks as to whether the expected benefits from the new platform will be realized; the uncertain nature of expected benefits from FFEL Program, private education, and consumer loan purchases and initiatives to purchase additional FFEL Program, private education, and consumer loans; financing and liquidity risks, including risks of changes in the securitization and other financing markets for student loans; risks and uncertainties from changes in the educational credit and services marketplace resulting from changes in applicable laws, regulations, and government programs and budgets, such as the expected decline over time in FFEL Program loan interest income and fee-based revenues due to the discontinuation of FFEL Program loan originations in 2010 and the resulting initiatives by the company to adjust to a post-FFEL Program environment; risks and uncertainties related to the ability of ALLO to successfully expand its fiber network and market share in existing service areas and additional communities and manage related construction risks; risks and uncertainties related to initiatives to pursue additional strategic investments and acquisitions, including investments and acquisitions that are intended to diversify the company both within and outside of its historical core education-related businesses, as well as other strategic initiatives; cybersecurity risks, including potential disruptions to systems, disclosure of confidential information, and/or damage to reputation resulting from cyber-breaches; and changes in general economic and credit market conditions, including the availability of any relevant money-market index rate such as LIBOR or the relationship between the relevant money-market index rate and the rate at which the company's assets and liabilities are priced.

For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission, including the cautionary information about forward-looking statements contained in the company's supplemental financial information for the third quarter ended September 30, 2019. All forward-looking statements in this release are as of the date of this release. Although the company may voluntarily update or revise its forward-looking statements from time to time to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by securities laws.

Non-GAAP Performance Measures

The company prepares its financial statements and presents its financial results in accordance with U.S. GAAP. However, it also provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results and performance. Reconciliations of non-GAAP to GAAP financial information and a discussion of why the company believes providing this additional information is useful to investors, is provided in the "Non-GAAP Disclosures" section below.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended			Nine months ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Interest income:
Loan interest	$229,063	238,222	232,320	709,618	653,414
Investment interest	9,882	8,566	7,628	26,701	18,581
Total interest income	238,945	246,788	239,948	736,319	671,995
Interest expense:
Interest on bonds and notes payable	172,488	186,963	180,175	551,221	487,174
Net interest income	66,457	59,825	59,773	185,098	184,821
Less provision for loan losses	10,000	9,000	10,500	26,000	18,000
Net interest income after provision for loan losses	56,457	50,825	49,273	159,098	166,821
Other income:
Loan servicing and systems revenue	113,286	113,985	112,579	342,169	327,265
Education technology, services, and payment processing revenue	74,251	60,342	58,409	213,753	167,372
Communications revenue	16,470	15,758	11,818	46,770	31,327
Other income	13,439	16,152	16,673	38,658	44,808
Derivative settlements, net	7,298	12,972	22,324	39,306	51,018
Derivative market value adjustments, net	(5,630)	(37,060)	(5,226)	(73,265)	49,909
Total other income	219,114	182,149	216,577	607,391	671,699
Cost of services:
Cost to provide education technology, services, and payment processing services	25,671	15,871	19,087	62,601	44,087
Cost to provide communications services	5,236	5,101	4,310	15,096	11,892
Total cost of services	30,907	20,972	23,397	77,697	55,979
Operating expenses:
Salaries and benefits	116,670	111,214	114,172	338,942	321,932
Depreciation and amortization	27,701	24,484	22,992	76,398	62,943
Loan servicing fees to third parties	3,382	3,156	3,087	9,431	9,428
Other expenses	54,947	42,261	45,194	138,131	119,020
Total operating expenses	202,700	181,115	185,445	562,902	513,323
Income before income taxes	41,964	30,887	57,008	125,890	269,218
Income tax expense	(8,829)	(6,209)	(13,882)	(26,429)	(63,369)
Net income	33,135	24,678	43,126	99,461	205,849
Net loss (income) attributable to noncontrolling interests	77	(59)	(199)	(38)	438
Net income attributable to Nelnet, Inc.	$33,212	24,619	42,927	99,423	206,287
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$0.83	0.61	1.05	2.48	5.04
Weighted average common shares outstanding - basic and diluted	39,877,129	40,050,065	40,988,965	40,098,346	40,942,177

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	September 30, 2019	December 31, 2018	September 30, 2018
Assets:
Loans receivable, net	$21,071,441	22,377,142	22,528,362
Cash, cash equivalents, investments, and notes receivable	373,395	370,717	330,352
Restricted cash	977,228	1,071,044	911,929
Goodwill and intangible assets, net	246,411	271,202	249,462
Other assets	1,268,244	1,130,863	1,084,820
Total assets	$23,936,719	25,220,968	25,104,925
Liabilities:
Bonds and notes payable	$20,910,190	22,218,740	22,251,433
Other liabilities	671,864	687,449	526,364
Total liabilities	21,582,054	22,906,189	22,777,797
Equity:
Total Nelnet, Inc. shareholders' equity	2,350,150	2,304,464	2,316,864
Noncontrolling interests	4,515	10,315	10,264
Total equity	2,354,665	2,314,779	2,327,128
Total liabilities and equity	$23,936,719	25,220,968	25,104,925
Contacts:
Media, Ben Kiser, 402.458.3024, or Investors, Phil Morgan, 402.458.3038, both of Nelnet, Inc.

Non-GAAP Disclosures
(Dollars in thousands, except share data)
(unaudited)

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies. The company reports this non-GAAP information because the company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.

Net income, excluding derivative market value adjustments

	Three months ended September 30,
	2019	2018
GAAP net income attributable to Nelnet, Inc.	$33,212	42,927
Realized and unrealized derivative market value adjustments (a)	5,630	5,226
Tax effect (b)	(1,351)	(1,254)
Net income attributable to Nelnet, Inc., excluding derivative market value adjustments	$37,491	46,899

Earnings per share:
GAAP net income attributable to Nelnet, Inc.	$0.83	1.05
Realized and unrealized derivative market value adjustments (a)	0.14	0.12
Tax effect (b)	(0.03)	(0.03)
Net income attributable to Nelnet, Inc., excluding derivative market value adjustments	$0.94	1.14

(a)  "Derivative market value adjustments" includes both the realized portion of gains and losses (corresponding to variation margin received or paid on derivative instruments that are settled daily at a central clearinghouse) and the unrealized portion of gains and losses that are caused by changes in fair values of derivatives that do not qualify for "hedge treatment" under GAAP. "Derivative market value adjustments" does not include "derivative settlements" that represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms.

The accounting for derivatives requires that changes in the fair value of derivative instruments be recognized currently in earnings, with no fair value adjustment of the hedged item, unless specific hedge accounting criteria is met. Management has structured all of the company’s derivative transactions with the intent that each is economically effective; however, the company’s derivative instruments do not qualify for hedge accounting.  As a result, the change in fair value of derivative instruments is reported in current period earnings with no consideration for the corresponding change in fair value of the hedged item.  Under GAAP, the cumulative net realized and unrealized gain or loss caused by changes in fair values of derivatives in which the company plans to hold to maturity will equal zero over the life of the contract. However, the net realized and unrealized gain or loss during any given reporting period fluctuates significantly from period to period.
The company believes these point-in-time estimates of asset and liability values related to its derivative instruments that are subject to interest rate fluctuations are subject to volatility, primarily due to timing and market factors beyond the control of management, and affect the period-to-period comparability of the results of operations. Accordingly, the company’s management utilizes operating results excluding these items for comparability purposes when making decisions regarding the company’s performance and in presentations with credit rating agencies, lenders, and investors.

(b) The tax effects are calculated by multiplying the realized and unrealized derivative market value adjustments by the applicable statutory income tax rate.

Core loan spread

The following table analyzes the loan spread on the company’s portfolio of loans, which represents the spread between the yield earned on loan assets and the costs of the liabilities and derivative instruments used to fund the assets. The spread amounts included in the following table are calculated by using the notional dollar values found in the "Net interest income, net of settlements on derivatives" table on the following page, divided by the average balance of loans or debt outstanding.

	Three months ended September 30,
	2019	2018
Variable loan yield, gross	4.78%	4.57%
Consolidation rebate fees	(0.83)	(0.83)
Discount accretion, net of premium and deferred origination costs amortization	0.02	0.03
Variable loan yield, net	3.97	3.77
Loan cost of funds - interest expense	(3.16)	(3.10)
Loan cost of funds - derivative settlements (a) (b)	—	0.06
Variable loan spread	0.81	0.73
Fixed rate floor income, gross	0.23	0.23
Fixed rate floor income - derivative settlements (a) (c)	0.13	0.34
Fixed rate floor income, net of settlements on derivatives	0.36	0.57
Core loan spread	1.17%	1.30%

Average balance of loans	$21,600,850	22,971,361
Average balance of debt outstanding	21,371,482	22,557,437

	Three months ended September 30,
	2019	2018
Core loan spread	1.17%	1.30%
Derivative settlements (1:3 basis swaps)	—	(0.06)
Derivative settlements (fixed rate floor income)	(0.13)	(0.34)
Loan spread	1.04%	0.90%

(a) Derivative settlements represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms. Derivative accounting requires that net settlements with respect to derivatives that do not qualify for "hedge treatment" under GAAP be recorded in a separate income statement line item below net interest income. The company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. As such, management believes derivative settlements for each applicable period should be evaluated with the company’s net interest income (loan spread) as presented in this table.
(b) Derivative settlements include the net settlements received related to the company’s 1:3 basis swaps.
(c) Derivative settlements include the net settlements received related to the company’s floor income interest rate swaps.

Net interest income, net of settlements on derivatives
The following table summarizes the components of "net interest income" and "derivative settlements, net" from the company's Asset Generation and Management segment statements of income.

	Three months ended September 30,
	2019	2018
Variable interest income, gross	$260,089	264,675
Consolidation rebate fees	(44,717)	(47,868)
Discount accretion, net of premium and deferred origination costs amortization	1,006	1,855
Variable interest income, net	216,378	218,662
Interest on bonds and notes payable	(170,327)	(176,207)
Derivative settlements (basis swaps), net (a)	234	3,361
Variable loan interest margin, net of settlements on derivatives (a)	46,285	45,816
Fixed rate floor income, gross	12,685	13,659
Derivative settlements (interest rate swaps), net (a)	7,064	19,087
Fixed rate floor income, net of settlements on derivatives (a)	19,749	32,746
Core loan interest income (a)	66,034	78,562
Investment interest	4,162	3,719
Intercompany interest	(1,158)	(668)
Net interest income (net of settlements on derivatives) (a)	$69,038	81,613

(a) Derivative settlements represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms. Derivative accounting requires that net settlements on derivatives that do not qualify for "hedge treatment" under GAAP be recorded in a separate income statement line item below net interest income. The company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. As such, management believes derivative settlements for each applicable period should be evaluated with the company’s net interest income as presented in this table. Core loan interest income and net interest income (net of settlements on derivatives) are non-GAAP financial measures.

Earnings before interest, taxes, depreciation, and amortization (EBITDA)

A reconciliation of ALLO's GAAP net loss to earnings before net interest expense, income taxes, depreciation, and amortization, is provided below.

	Three months ended September 30,
	2019	2018
Net loss	$(7,194)	(7,741)
Net interest expense	—	4,173
Income tax benefit	(2,272)	(2,444)
Depreciation and amortization	10,926	6,167
Earnings before interest, income taxes, depreciation, and amortization (EBITDA)	$1,460	155

EBITDA is a supplemental non-GAAP performance measure that is frequently used in capital-intensive industries such as telecommunications. ALLO's management uses EBITDA to compare ALLO's performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. EBITDA excludes interest and income taxes because these items are associated with a company's particular capitalization and tax structures. EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures. The company reports EBITDA for ALLO because the company believes that it provides useful additional information for investors regarding a key metric used by management to assess ALLO's performance. There are limitations to using EBITDA as a performance measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from ALLO's calculations. In addition, EBITDA should not be considered a substitute for other measures of financial performance, such as net income or any other performance measures derived in accordance with GAAP.